For further information:

Sheffield Pharmaceuticals, Inc.                   John Muir Associates
425 South Woodsmill Road, Suite 270               5400 Kincheloe Drive
St. Louis, MO 63017                               Los Angeles, CA 90041
(314) 579-9899

Contact: Thomas Fitzgerald                        Contact:  John Muir
         (716) 385-0810                           (213) 257-4701


FOR IMMEDIATE RELEASE

            SHEFFIELD PHARMACEUTICALS AND ELAN COMPLETE FORMATION OF
                     PULMONARY DRUGS DELIVERY COLLABORATION

ST. LOUIS, JULY 1, 1998 - Sheffield Pharmaceuticals, Inc. (AMEX:SHM) announced today that it has entered into a definitive agreement with Elan Corporation, plc (NYSE:ELN) to create a wholly owned subsidiary of Sheffield responsible for a worldwide collaboration to develop systematic therapies delivered by a range of pulmonary drug delivery systems.

Terms of the agreement include a $17.5 million equity investment in Sheffield by Elan consisting of $6.0 million of common stock, that will result in ownership of approximately 17% of Sheffield's outstanding common shares, and $11.5 million of 7% convertible preferred stock. In addition to providing operating funds for Sheffield, a substantial portion of the funding will be contributed to the subsidiary to pay license fees to Elan for certain of the technologies acquired as well as future development costs. Elan, which will be represented on Sheffield's Board of Directors, will also provide funding for the acquisition of additional, value-adding, pulmonary delivery technologies. Products resulting from the collaboration will be available for marketing by either Elan or Sheffield. Elan has the right to convert the preferred stock into either an ownership interest in Sheffield or the new subsidiary.

The first technologies to be developed by the collaborative venture are Sheffield's Metered Solution Inhaler (MSI) system for systemic disease applications and Elan's proprietary UPDAS(TM) delivery system, a unit-dose pulmonary delivery system. Outside of the collaboration, Sheffield will hold licenses to any rights relating to the respiratory disease applications of the UPDAS(TM) technology and other new technologies the subsidiary may acquire.

Thomas Fitzgerald, Chairman of Sheffield said, "We are very excited about our collaboration with Elan. This venture brings together a broad-based platform of pulmonary drug delivery technologies - each with its own particular strengths - which can be developed into a wide array of specialized applications. For example, we see significant commercial opportunity in applying these pulmonary delivery platforms to the systemic delivery of large and small molecules." Added Fitzgerald, "Elan is a world leader in drug delivery with a great deal of experience in collaborating with a wide range of companies. Through this collaboration, we can fully maximize the potential of our MSI delivery system and add depth and breadth to our pulmonary delivery platform."

Seamus Mulligan, President, Elan Pharmaceutical Technologies, a division of Elan, commented, "We are pleased to expand our portfolio of technology-based drug delivery collaborations. The Sheffield team has demonstrated a high degree of insight and expertise in the area of pulmonary drug delivery as evidenced by their novel MSI system. The combined capabilities of Sheffield and Elan provide an excellent platform to pursue the development of specific pulmonary drug delivery technologies."

Sheffield Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of later stage, lower risk pharmaceutical opportunities, particularly those utilizing unique pulmonary delivery technologies over a range of therapeutic areas.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to successfully develop and commercialize their technologies. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any assumptions could be inaccurate, and therefore, there can be no assurance that the forward- looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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